EXHIBIT 99.4

HOME BANK

Notice of Special Meeting of Members

To Be Held On                     , 2008

NOTICE IS HEREBY GIVEN that a special meeting of the members of Home Bank will be held in the headquarters office of Home Bank located at 503 Kaliste Saloom Road, Lafayette, Louisiana 70508 on                     , 2008, at     :00   .m., Central Time, to consider and vote upon:

1.	The approval of a Plan of Conversion pursuant to which Home Bank would be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank and issue all of its capital stock to a new holding company, Home Bancorp, Inc., and the transactions provided for in such Plan of Conversion, including the adoption of a new federal stock Charter and new Bylaws for Home Bank;

2.	Such other business as may properly come before the special meeting or any adjournment. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

The Board of Directors has fixed                     , 2008 as the voting record date for the determination of members entitled to notice of and to vote at the special meeting and at any adjournment. Only those members of Home Bank of record as of the close of business on that date who continue to be members on the date of the special meeting will be entitled to vote at the special meeting or at any such adjournment.

The following proxy statement and the accompanying prospectus contain a more detailed description of Home Bank, Home Bancorp, Inc. and the proposed conversion.

By Order of the Board of Directors

John W. Bordelon
President and Chief Executive Officer

Lafayette, Louisiana

                    , 2008

The Board of Directors recommends that you sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and return it in the enclosed self-addressed, postage-paid envelope. This will not prevent you from voting in person if you attend the special meeting.

Home Bank

Proxy Statement

Special Meeting of Members

To Be Held On                     , 2008

Introduction

This proxy statement, together with the accompanying prospectus of Home Bancorp, Inc., is being furnished to members of Home Bank as of the close of business on                     , 2008 in connection with the solicitation by the Board of Directors of proxies to be voted at the special meeting of members of Home Bank, and at any adjournments. The special meeting will be held on                     , 2008 at the headquarters office of Home Bank, located at 503 Kaliste Saloom Road, Lafayette, Louisiana 70508 on                 , 2008, at     :00   .m., Central Time.

The special meeting is being held for the purpose of considering and voting upon the Plan of Conversion under which Home Bank would be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Plan of Conversion also provides for the concurrent sale of all of Home Bank’s capital stock to Home Bancorp, Inc., a company we formed in May 2008, and the sale by Home Bancorp, Inc. of shares of its common stock to the public in a subscription offering and, if necessary, in a community offering and syndicated community offering. References to Home Bank include Home Bank in either its mutual or stock form as indicated by the context.

Voting in favor of or against the Plan of Conversion includes a vote for or against the adoption of the new federal stock Charter and Bylaws of Home Bank.

Voting in favor of the Plan of Conversion will not obligate any person to purchase common stock of Home Bancorp, Inc.

A copy of Home Bancorp’s prospectus accompanies this proxy statement and is incorporated herein by reference. See below, under the headings: “Incorporation of Information by Reference,” “How to Obtain Additional Information” and “Available Information.”

Voting Rights and Vote Required for Approval

Depositors as of the close of business on                     , 2008, the voting record date, who continue to be depositors on the date of the special meeting or any adjournment and borrowers from Home Bank whose loans were outstanding as of January 1, 2001 and as the voting record date will be entitled to vote on the Plan of Conversion. All of Home Bank’s depositors as of the voting record date are members of Home Bank. If there are not sufficient votes for approval of the Plan of Conversion at the time of the special meeting, the special meeting may be adjourned to permit further solicitation of proxies.

At the special meeting, each depositor member will be entitled to cast one vote for every $100, or fraction thereof, of the total withdrawal value of all of his or her accounts in Home Bank as of the voting record date. Also, each borrower member as of January 1, 2001 whose loan continued to be outstanding as of the voting record date, will be entitled to one vote in addition to any other vote the borrower member may have. No member, however, may cast more than 1,000 total votes. As of the voting record date, Home Bank had approximately              members who are entitled to cast a total of approximately                      votes at the special meeting.

This proxy statement and related materials are first being mailed to members on or about                     , 2008.

The affirmative vote of a majority of the total outstanding votes eligible to be cast at the special meeting is required for approval of the Plan of Conversion.

The Board of Directors Recommends

That You Vote FOR the Adoption of

The Plan of Conversion.

Proxies

The Board of Directors of Home Bank is soliciting the proxy which accompanies this proxy statement furnished to members for use at the special meeting and any adjournment. Each proxy solicited hereby, if properly executed, duly returned before the special meeting and not revoked prior to or at the special meeting, will be voted at the special meeting in accordance with your instructions as indicated on the proxy. If no contrary instructions are given, the executed proxy will be voted in favor of the Plan of Conversion. If any other matters properly come before the special meeting, the persons named as proxies will vote upon such matters according to their discretion. Except with respect to procedural matters incident to the conduct of the meeting, no additional matters are expected to come before the special meeting.

Any member giving a proxy may revoke it at any time before it is voted by delivering to the secretary of Home Bank either a written revocation of the proxy, or a duly executed proxy bearing a later date, or by voting in person at the special meeting. Proxies are being solicited only for use at the special meeting and any and all adjournments, and will not be used for any other meeting.

Proxies may be solicited by officers, directors and employees of Home Bank personally, by telephone or further correspondence without additional compensation.

Deposits held in a trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of individual retirement accounts (IRAs) and Keogh trusts established at Home Bank, the beneficiary will need to direct the trustee’s vote on the Plan of Conversion by returning a completed proxy card to Home Bank.

The Board of Directors urges each member as of the close of business on                     , 2008 to mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible, even if you do not intend to purchase common stock of Home Bancorp, Inc. This will ensure that your vote will be counted.

Incorporation of Information by Reference

Home Bancorp’s prospectus dated                     , 2008 is incorporated herein by reference. The prospectus sets forth a description of the Plan of Conversion and the related offering of common stock by Home Bancorp, Inc. under the caption “The Conversion and Offering” beginning on page     . Such caption also describes the effects of the conversion on the members of Home Bank, including the tax consequences of the conversion and the establishment of a liquidation account for the benefit of certain depositors of Home Bank. Upon completion of the conversion, the Charter of Home Bank will be restated to reflect the conversion, to provide for the issuance of capital stock and to provide for a liquidation account.

Information regarding Home Bancorp, Inc. and Home Bank is set forth in the prospectus under the captions “Summary – The Companies” on page 1. The prospectus also describes the business and financial condition of Home Bank under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page      and “Business of Home Bank,” beginning on page     . The historical financial statements of Home Bank are included in the prospectus. See also “Selected Financial and Other Data” on pages              in the prospectus. Information regarding the use of proceeds of the offering conducted in connection with the conversion, the historical capitalization of Home Bank and the pro forma capitalization of the Home Bancorp, Inc., and other pro forma data are set forth in the prospectus under the captions “Use of Proceeds,” on pages             , “Our Capitalization,” on pages              and “Pro Forma Data,” on pages             .

The prospectus also provides information regarding the names, ages, business experience and compensation of Home Bank’s directors and executive officers, as well as the benefit plans and proposed employment agreements. See “Management” on pages              in the prospectus.

Review of Office of Thrift Supervision Action

Any person aggrieved by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of conversion may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the Office of Thrift Supervision be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. Section 563b.235, whichever is later.

The further procedure for review is as follows. A copy of the petition is transmitted to the Office of Thrift Supervision by the clerk of the court. Then, the Office of Thrift Supervision files in the court the record in proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

How to Obtain Additional Information

You may request in writing a copy of the Plan of Conversion from Home Bank. Any such requests should be directed to Secretary, Home Bank, 503 Kaliste Saloom Road, Lafayette, Louisiana 70508.

Available Information

Home Bancorp, Inc. has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of its common stock offered by the prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information set forth in the Registration Statement. Such information can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov. The statements contained in the prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete.

Home Bank has filed an application with respect to the conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in that application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Midwest Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062. Home Bancorp, Inc. also has filed a holding company application with the OTS. The prospectus omits certain information contained in that application.

Please remember to mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope so that your important vote will be counted at the special meeting.

This proxy statement is neither an offer to sell nor the solicitation of any offer to buy stock. The offer is made only by the prospectus.

REVOCABLE PROXY

HOME BANK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME BANK (THE “BANK”) FOR USE ONLY AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON                     , 2008 AND ANY ADJOURNMENT THEREOF.

The undersigned being a member of Home Bank, hereby authorizes the Board of Directors of the Bank or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Special Meeting of Members of Home Bank to be held at the headquarters office of Home Bank, 503 Kaliste Saloom Road, Lafayette, Louisiana, on                     , 2008, at         :00 p.m., Central Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as set forth below:

(1)	To vote FOR or AGAINST a Plan of Conversion pursuant to which Home Bank would be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank as a wholly owned subsidiary of Home Bancorp, Inc. (the “Company”) and the transactions provided for in such Plan of Conversion.

FOR  ☐            AGAINST  ☐

(2)	To vote, in its discretion, upon such other business as may properly come before the Special Meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

This proxy, if executed, will be voted FOR adoption of the Plan of Conversion if no choice is made herein. Please date and sign this proxy on the reverse side and return it in the enclosed envelope.

(Continued and to be signed on other side)

REVOCABLE PROXY

HOME BANK

Any Member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of Home Bank either a written revocation of the proxy, or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting.

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Members of Home Bank called for the     th day of                     , 2008 and a Proxy Statement for the Special Meeting prior to the signing of this Proxy.

Signature	Date

Signature	Date

Note: Please sign exactly as your name appears on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.

IMPORTANT: PLEASE VOTE, DATE AND SIGN ALL PROXIES AND RETURN IN THE ENCLOSED ENVELOPE.